SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (the "Agreement"), dated February ____, 2008, between AMN Healthcare, Inc. (the "Company") and ______________ ("Executive").

    Employment at Will.

    The Company agrees to employ Executive and Executive hereby agrees to be employed by the Company upon such terms and conditions as are mutually agreed upon. Executive's employment with the Company shall be at the discretion of the Company. Executive hereby agrees and acknowledges that the Company may terminate Executive's employment at any time, for any reason, with or without cause, and without notice. Nothing contained in this Agreement shall (a) confer on Executive any right to continue in the employ of the Company, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of Executive's employment with the Company.

    2. Severance Benefits.

      In the event that the Company terminates Executive's employment without "Cause" (as defined below), the Company agrees to pay to Executive severance payments in an amount equal to the sum of twelve (12) months base salary at the rate in effect on the date of the termination of Executive's employment (the "Termination Date"), plus the prorated portion of Executive's "Average Bonus" (an amount equal to the average of the performance bonus payments received by the Executive for the three most recent Fiscal Years (or such fewer number of fiscal years during which Executive was employed)), multiplied by the product of the number of days during the Performance Period that Executive was employed, divided by 365) ("Severance Benefits"). The Severance Benefits shall be payable in a lump sum on the first payroll date after the satisfaction of the conditions set forth in Section 4 below. All withholding taxes and other deductions that the Company is required by law to make from wage payments to employees will be made from such severance payments. If Executive's employment terminates as a result of death or disability, such termination shall not be considered a termination without "Cause" that will entitle Executive to any severance payment.

      If Executive makes an election to continue Executive's coverage under the Company's group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), during the period beginning on the Termination Date and ending on the earlier of (i) the twelve month anniversary of the Termination Date or (ii) the date upon which Executive becomes eligible for comparable coverage under another employer's group health plans, Executive shall continue to pay premiums with respect to such coverage to the same extent that Executive was paying such premiums immediately prior to such termination. Such period shall run concurrently with the period of Executive's rights under COBRA.

      If the Company relocates Executive's position to a locale beyond a 50 mile radius from the Company's headquarters at 12400 High Bluff Drive, Suite 100, San Diego, California 92130, it shall be considered a termination of Executive without "Cause," entitling Executive to resign and receive the Severance Benefits.

      Notwithstanding the following, in order to be eligible to receive the Severance Benefits under this subsection 2(c), (i) Executive shall provide notice to the Company no more than 90 days after the occurrence of such relocation, (ii) such notice states the grounds for such voluntary resignation and an effective date no earlier than 30 days after it is given, and (iii) the Company has 30 days from the giving of such notice within which to cure and, in the event of such cure, such notice shall be of no further force or effect.

      In the event a termination without "Cause" occurs within one year after a "Change in Control," in lieu of the Severance Benefits payable under subsection 2(a) or (c), as the case may be, Executive shall be entitled to receive a lump sum equal to two (2) times the sum of Executive's twelve (12) months base salary at the rate in effect on the Termination Date plus the Average Bonus. Such amount shall be payable on the first payroll date after the satisfaction of the conditions set forth in Section 4 below.

      For purposes of this Agreement, the following terms are defined as follows:

        "Cause" for termination of Executive shall mean (A) Executive's failure to perform in any material respect his or her duties as an employee of the Company, (B) violation of the Company's Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers and Principal Executive Officer, and/or Securities Trading Policy, (C) the engaging by Executive in willful misconduct or gross negligence which is injurious to the Company or any of its affiliates, monetarily or otherwise, (D) the commission by Executive of an act of fraud or embezzlement against the Company or any of its affiliates, or (E) the conviction of Executive of a crime which constitutes a felony or any lesser crime that involves Company property or a pleading of guilty or nolo contendere with respect to a crime which constitutes a felony or any lesser crime that involves Company property.

        "Change in Control" shall be deemed to occur upon:

          The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors;

          the dissolution or liquidation of the Company;

          the sale of all or substantially all of the business or assets of the Company; or

          the consummation of a merger, consolidation or similar form of corporate transaction involving the Company that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), if immediately following such Business Combination: (x) a Person is or becomes the beneficial owner, directly or indirectly, of a majority of the combined voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), or (y) the Company's shareholders cease to beneficially own, directly or indirectly, in substantially the same proportion as they owned the then outstanding voting securities immediately prior to the Business Combination, a majority of the combined voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation). "Surviving Corporation" shall mean the corporation resulting from a Business Combination, and "Parent Corporation" shall mean the ultimate parent corporation that directly or indirectly has beneficial ownership of a majority of the combined voting power of the then outstanding voting securities of the Surviving Corporation entitled to vote generally in the election of directors.

    3. No Other Payments.

    Executive understands and agrees that the payments and benefits described above are in lieu of, and discharge, any obligations of the Company to Executive for compensation, incentive or performance payments, or any other expectation or form of remuneration or benefit to which Executive may be entitled, including severance benefits under any Company plan or program, except for: (i) any unpaid wages due for work performed during any pay period(s) prior to the Termination Date; (ii) any unused vacation which is duly recorded on the Company's payroll records as of the Termination Date; (iii) the continuation of Executive's coverage under the Company's group health plans pursuant to COBRA, and (iv) any amounts payable to Executive under any retirement or savings plan of the Company in accordance with the terms of any such plan as in effect on the Termination Date.

    Severance Benefits Conditioned Upon Release.

    Executive acknowledges and understands that Executive's eligibility for severance pay and other benefits hereunder is contingent upon Executive's execution and acceptance of the terms and conditions of, and the effectiveness of the Company's standard Covenant and General Release of All Claims (the "Release") as in effect on the Termination Date. The Company's standard Release may be modified from time to time in the Company's discretion as it deems appropriate. If Executive fails to execute a Release within twenty-one (21) days of receipt of such Release (or if Executive revokes such Release in a manner permitted by law or the applicable Release), then Executive shall not be entitled to any severance payments or other benefits to which Executive would otherwise be entitled under this Agreement.

    Section 409A.

    Anything in this Agreement to the contrary notwithstanding, if at the time of Executive's separation from service, the Company determines Executive is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the "Code"), and if any payment that Executive becomes entitled to under this Agreement would be considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (1) six months and one day after Executive's separation from service, or (2) Executive's death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

    (6) Additional Limitation.

    (a) Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Severance Payments"), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

    (i) If the Severance Payments, reduced by the sum of (A) the Excise Tax and (B) the total of the Federal, state, and local income and employment taxes payable by Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, Executive shall be entitled to the full benefits payable under this Agreement.

    (ii) If the Threshold Amount is less than (A) the Severance Payments, but greater than (B) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount.

    (b) For the purposes of this Section 6, "Threshold Amount" shall mean three times Executive's "base amount" within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and "Excise Tax" shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by Executive with respect to such excise tax.

    (c) The determination as to which of the alternative provisions of Section 6(a) shall apply to Executive shall be made by a nationally recognized accounting firm selected by the Company (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Termination Date, if applicable, or at such earlier time as is reasonably requested by the Company or Executive. For purposes of determining which of the alternative provisions of Section 6(a) shall apply, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

    7 Miscellaneous Provisions.

    (a) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and may be amended, modified or changed only by a written instrument executed by Executive and the Company. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Executive acknowledges that this Agreement replaces any prior severance agreement entered into by and between the Company and Executive.

      This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws.

      All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

      If to the Company:

      AMN Healthcare
      12400 High Bluff Drive, Suite 100

      San Diego California 92130
      Attention: General Counsel

      If to Executive:

      or to such other address as either party shall have furnished to the other in writing in accordance herewith.

      Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

7 Effective Date.

If this Agreement is entered into in 2008 and replaces a Severance Agreement in effect between the Company and Executive, the change in form of Severance Benefits from installments to a lump sum in Section 2(a) hereof shall become effective only with respect to a Termination Date that occurs after December 31, 2008, and the revisions to Section 2(c) shall become effective only on January 1, 2009.

Date: February ____, 2008 AMN HEALTHCARE, INC.

By:
Name: Susan R. Nowakowski
Title: CEO and President

Date: February _____, 2008 By:
Name:
Title: "Executive"